Exhibit 23.2

                         [KPMG PEAT MARWICK LETTERHEAD]


                              ACCOUNTANT'S CONSENT



The Board of Directors
Gloversville Federal Savings and
Loan Association


We consent to the use in this Registration Statement on Form SB-2 and in the Application for Conversion on Form AC of Adirondack Financial Services Bancorp, Inc. of our report dated December 12, 1997, on the financial statements of Gloversville Federal Savings and Loan Association as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997.

We also consent to the references to our firm under the heading "Experts" in the related prospectus.


                                          /s/ KPMG Peat Marwick LLP


Albany, New York
December 31, 1997